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                                                                    EXHIBIT 99.5

                        AMENDMENT TO EMPLOYMENT AGREEMENT

      This Amendment to Employment Agreement dated April 29, 2002 (this "Amendment") amends the Employment Agreement (the "Employment Agreement") dated January 2, 2001 between TeleSpectrum Worldwide Inc., a Delaware corporation (the "Company"), and J. Peter Pierce (the "Employee").

                                    RECITALS

      WHEREAS, the Employment Agreement reflects the terms and conditions upon which the Employee is employed by the Company; and

      WHEREAS, the Company and its secured lenders have reached an agreement to restructure the Company's balance sheet, whereby the secured lenders will convert certain of their debt into equity of the Company (the "Recapitalization") pursuant to that Preferred Stock Issuance and Restructuring Agreement (the "Restructuring Agreement") of even date herewith among the Company, the lenders named therein and BNP Paribas, as Agent; and

      WHEREAS, in connection with the Recapitalization, the parties desire to amend certain of the provisions of the Employment Agreement; and

      WHEREAS, the Employee desires to participate in the Company's Sale Makeup Payment Plan; and

      WHEREAS, the parties agree that the Employee shall receive shares of the Company's common stock in connection with his services provided to the Company; and

      WHEREAS, in connection with the Recapitalization, the Company desires to terminate and cancel any and all stock options granted to the Employee pursuant to the Employment Agreement or otherwise (whether such options were granted under the Company's 1996 Equity Compensation Plan (the "1996 Plan") or outside of the 1996 Plan), and the Employee desires to acknowledge such termination.

                                   WITNESSETH:

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Amendment to Section 1(a) of Employment Agreement. Upon the Recapitalization Closing (as defined below), Section 1(a) of the Employment Agreement is hereby amended by deleting the second sentence of Section 1(a) in its entirety.

      2. Amendment to Section 3(a) of Employment Agreement. Upon the Recapitalization Closing, Section 3(a) of the Employment Agreement is hereby amended by adding the following at the end of Section 3(a):

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      "Upon the Recapitalization Closing, the Company shall issue to the
      Employee 3,894,997 shares of the Company's common stock (the "Shares"), which Shares shall represent one-half of one percent (.5%) of the outstanding shares of the Company's common stock on a fully diluted basis as of such date and after giving effect to the closing of the Recapitalization (including the conversion of the shares of Series B Convertible Preferred Stock into the Company's common stock). Upon receipt of the Shares, the Employee shall become a party to that certain Stockholders Agreement among the Company and the other parties thereto (the "Stockholders Agreement"). The Shares shall be fully earned upon issuance in consideration of services rendered by the Employee to the Company, and when issued, the Shares shall be duly authorized, validly issued, fully paid and nonassessable, and the Shares will be delivered free and clear of all liens and encumbrances (other than as set forth in the Stockholders Agreement). The Company and the Employee agree that the value of the Shares is $38,949.97, and the Company shall not take any position on any tax return that is not consistent with the foregoing."

      3. Amendment to Section 3(b) of Employment Agreement. Upon the Recapitalization Closing, Section 3(b) of the Employment Agreement is hereby amended by deleting Section 3(b)(iv) and the paragraph which follows and inserting in their place the following:

            "(iv) If (A) the Company's EBITDA for calendar year 2002 is at least $9.5 million and (B) the Company's EBITDA for the third and fourth quarters of calendar year 2002 (July 1 through December 31, 2002) (the "2002 Second Half EBITDA") is at least $6 million (the "2002 Second Half EBITDA Target"), the Company shall pay the Employee a Bonus for 2002 equal to 75% of $150,000 (the "Deemed Salary").

            (v) In the event the 2002 Second Half EBITDA exceeds the 2002 Second Half EBITDA Target, the Company shall increase the Bonus by an amount equal to 5% of the Deemed Salary for every $250,000 by which the 2002 Second Half EBITDA exceeds the 2002 Second Half EBITDA Target; provided that the Bonus with respect to 2002 shall not exceed 100% of the Deemed Salary.

            (vi) If the Company does not achieve the EBITDA targets set forth above, the Board, in its discretion, may determine to issue the Employee a Bonus.

            (vii) For years after 2002, the Bonus will be based on the budgeted EBITDA for such year as determined by the Board in its sole discretion, in the same manner as set forth in Sections 3(b)(iv) and
            (v) above.

            For purposes of this Agreement, "EBITDA" shall have the meaning of "Consolidated EBITDA," as defined in the Second Amended and Restated Credit Agreement dated as of April 29, 2002 among the Company, the lenders named therein and BNP Paribas, as Agent."


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      4. Amendment to Section 3(c) of Employment Agreement. Upon the
Recapitalization Closing, Section 3(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

            "(c) The Employee shall be eligible to participate in the Company's Sale Makeup Payment Plan as provided therein."

      5. Amendment to Section 10 of Employment Agreement. Upon the Recapitalization Closing, Section 10 of the Employment Agreement shall be amended by deleting such section in its entirety and replacing it with "[Intentionally Omitted]."

      6. Acknowledgment of Termination of Stock Options. Upon the
Recapitalization Closing, any and all stock options granted to the Employee by the Company (whether such options were granted under or outside of the 1996
Plan) are hereby cancelled and terminated.

      7. Effectiveness of Amendment. This Amendment shall become effective upon the closing of the Recapitalization pursuant to the Restructuring Agreement (the "Recapitalization Closing").

      8. Confirmation of Employment Agreement. Except as amended and supplemented by this Amendment, the Employment Agreement is ratified and confirmed in all respects and remains in full force and effect. After the Recapitalization Closing, the Employment Agreement and this Amendment shall be read, taken and construed as one and the same instrument.

            IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.

                                        TELESPECTRUM WORLDWIDE INC.


                                        By: /s/ Kurt Dinkelacker
                                            ___________________________________
                                             Name:  Kurt Dinkelacker
                                             Title: Chief Financial Officer


                                        /s/ J. Peter Pierce
                                            ___________________________________
                                        J. PETER PIERCE


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